Kayne Anderson Capital Advisors, L.P.

                               IV. CODE OF ETHICS
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A.  GENERAL

     This Code of Ethics is predicated on the principle that KACALP owes a fiduciary duty to its clients. Accordingly, KACALP's employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, KACALP employees must:

     o PLACE CLIENT INTERESTS AHEAD OF KACALP'S -- As a fiduciary, KACALP must serve in its clients' best interests. In other words, employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

     o ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH KACALP'S CODE OF ETHICS -- Employees must review and abide by KACALP's Personal Securities Transaction and Insider Trading Policies.

     o AVOID TAKING ADVANTAGE OF YOUR POSITION -- Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

Compliance with the provisions of this Code is a basic condition of employment
with KACALP.   KACALP's reputation for fair and honest dealing with its clients and the investment community in general, is of paramount importance. Employees are urged to seek the advice of the CCO or GC for any questions as to the application of this Code to their individual circumstances.

Only those Employees deemed to be Access Persons are subject to these policies. A list of employees considered Access Persons is maintained by Compliance. For purposes of this policy, any reference to "employee(s)" means Access Person.

     1.   CERTIFICATION OF COMPLIANCE.

          o INITIAL CERTIFICATION. KACALP provides all employees with a copy of the Regulatory Compliance Manual at the time of employment. KACALP requires all new employees to certify in writing that they have (i) received a copy of the Manual; (ii) read and understand all provisions of the Manual; and (iii) agreed to comply with the terms of Manual including the Code of Ethics (the "Code").

          o ACKNOWLEDGEMENT OF AMENDMENTS. KACALP provides all employees with any material amendments to the Code. KACALP requires all employees to certify in writing they have received, read, and understood the amendments to the Code.

          o ANNUAL CERTIFICATION. Annually, all employees certify that they have read, understood, and complied with the Code of Ethics. The certification includes a representation that the employee has made all reports required by the Code and has not engaged in any prohibited conduct.


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                                           Kayne Anderson Capital Advisors, L.P.


     2. RECORDKEEPING. Effective with the January 7, 2005 implementation date of rule 204A-1, KACALP maintains the following records in a readily accessible place:

          o A copy of each Code that has been in effect at any time during the past five years;

          o A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

          o A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past five years was deemed an Access Person. These records are kept for five years after an individual ceases to be an Access person of KACALP.

          o    Holdings and transaction reports made pursuant to the Code;

          o A list of the names of persons who are currently, or within the past five years, were Access Persons;

          o A record of any decision and supporting reasons for approving acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

          o A record of any decisions that grant an Access person a waiver from or exception to the Code.

     3.   ADMINISTRATION AND ENFORCEMENT OF THE CODE

          o FORM ADV DISCLOSURE. KACALP includes a description of its Code of Ethics in Form ADV, Part II, and provides a copy of this Code to any client or prospective client upon request.

          o TRAINING AND EDUCATION. The CCO periodically conducts training regarding the Code of Ethics. Employees are required to attend training sessions and/or read all applicable materials.

          o ANNUAL REVIEW. The CCO, in conjunction with the GC, at least annually reviews the adequacy of the Code and the effectiveness of its implementation.


          o REPORTING VIOLATIONS. KACALP requires all employees to promptly report any apparent or suspected violations, in addition to actual or known violations of the Code of Ethics to the CCO or the GC. Reports are treated confidentially to the extent permitted by law, and investigated promptly and appropriately. Reports may be submitted anonymously.


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                                           Kayne Anderson Capital Advisors, L.P.


          o TYPES OF REPORTING. Employees should report the following types of violation: non-compliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the firm's business; material misstatements in regulatory filings, internal books and records, client records, or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

          o RETALIATION. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

     4. SANCTIONS. Any violation of the Code by an employee can result in sanctions as deemed appropriate by Senior Management. Sanctions can include but are not limited to a letter of reprimand, disgorging of any profits made, temporary or permanent suspension of trading for any employee or related accounts, monetary fines, suspension, or termination of employment, or any other sanction deemed appropriate by Senior Management.

     5. WAIVERS TO POLICY. Upon written request to Compliance, Compliance may waive any non- regulatory imposed constraint for sufficient business reasons. Waivers and supporting rationale will be maintained by the CCO.

          Please direct any questions concerning the Code of Ethics to the CCO, GC, or Senior Management.

B.   OFFICERS, TRUSTEES OR DIRECTORS OF OUTSIDE ORGANIZATIONS

     Employees may serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations, and not-for-profit institutions. Employees may also receive compensation for such activities.

     At certain times, KACALP may determine that it is in its clients' best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside of KACALP can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

     As an outside board member or officer, an employee may come into possession of material non- public information about the outside company, or other public companies. It is critical that the employee does not communicate such information to other KACALP employees who do not have a need to know such information to perform their duties.

     Similarly, KACALP may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire KACALP

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                                           Kayne Anderson Capital Advisors, L.P.


     KACALP EMPLOYEES ARE PROHIBITED FROM ENGAGING IN SUCH OUTSIDE ACTIVITIES WITHOUT THE PRIOR APPROVAL FROM THE GC OR CCO. APPROVAL WILL BE GRANTED ON A CASE-BY-CASE BASIS, SUBJECT TO PROPER RESOLUTION OF POTENTIAL CONFLICTS OF INTEREST. OUTSIDE ACTIVITIES WILL BE APPROVED ONLY IF ANY CONFLICT OF INTEREST ISSUES CAN BE SATISFACTORILY RESOLVED AND ALL OF THE NECESSARY DISCLOSURES ARE MADE ON PART II OF FORM ADV.


C.   GIFTS AND ENTERTAINMENT

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the
firm and its clients.   Employees should not accept inappropriate gifts,
favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Employees should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at
influencing decision-making   or making a client feel beholden to the firm or
the employee.

     o GIFTS. No employee may receive any gift, service, or other things of more than a $400.00 value per year from any person or entity that does business with or on behalf of KACALP, without the pre-approval of Compliance. No employee may give or offer any gift of more than $400.00 value per year to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser without pre- approval by Compliance. Compliance will maintain a Gift Log of all gifts over $400.00 given or received from or by any KACALP employees. The Gift Log will include: employee name, type of gift, dollar amount of gift, and sender of the gift.

     o CASH. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of KACALP without approval from Compliance.

     o ENTERTAINMENT. No employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of KACALP.

D.   POLITICAL AND CHARITABLE CONTRIBUTIONS

     Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. KACALP prohibits its supervised persons from considering KACALP's current or anticipated business relationships as a factor in soliciting political or charitable donations.

     A. POLITICAL CONTRIBUTIONS BY EMPLOYEES. The SEC has an adopted a new pay to play anti- fraud rule for Advisers. The new rule prohibits advisers from seeking to influence the award of advisory contracts by a "government entity" (e.g., public pension plans) through political contributions to or for those officials who are in a position to influence the awards.

     There are three major aspects to this rule:


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                                           Kayne Anderson Capital Advisors, L.P.


          o Two-Year Time Out. The two-year "time-out" will prohibit an adviser from receiving compensation from a government entity for two years after the adviser or its covered associate makes a political contribution to a covered official of the government entity that is in a position to influence the award of the advisory business.

          o Prohibits an adviser from paying third party solicitor, placement agents, and other consultants to solicit government entities for advisory business.

          o Prohibits the adviser or its covered associates from coordinating (or soliciting any person or PAC to make) any: (1) Contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services or
               (2) payment to a political party of a state or locality where the adviser is providing or seeking to provide advisory services to a government entity.

     B. GENERAL PROHIBITION. All employees (and their immediate family members are prohibited from making any contributions or gifts to, or soliciting or coordinate any contributions or gifts for, any of the following:

          o Any incumbent US state or local officeholder (including one who is a candidate for federal office)

          o    Any candidate or lections winner for US state or local office

          o Any staff member or employee of a US public pension fund, or any elected or appointed trustee, fiduciary, or other official whose official duties involve responsibility for such a fund

     C. PERMISSIBLE CONTRIBUTIONS. Political contributions to US federal officeholders and candidates that fall outside of the following exemptions will require pre-clearance from Compliance:

          o If you are entitled to vote for the government official, you may contribute $350 or less to the official, per election (No pre-clearance required)

          o If you are not entitled to vote for the government official, you may contribute $150 or less to the official (No pre-clearance required)

          o Any political contributions outside of the above perimeters require pre-clearance.

          o    As a side note, political contributions to national parties (i.
               e. , Democratic National Party, Republication National Party) are not subject to this rule


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